KELLWOOD COMPANY ANNOUNCES RECEIPT OF NON-BINDING PROPOSAL

FROM SUN CAPITAL SECURITIES GROUP, LLC

Kellwood Company Board To Review Proposal

ST. LOUIS, MO – September 18, 2007 – Kellwood Company (NYSE:KWD) today announced that it has received an unsolicited letter from Sun Capital Securities Group, LLC, indicating Sun Capital’s interest in pursuing an acquisition of all of Kellwood’s outstanding shares at a price of $21 in cash per share. The Sun Capital proposal, contained in a letter dated September 18, 2007, is subject to a number of conditions, including completion of due diligence.

The Company’s Board of Directors will carefully evaluate the Sun Capital proposal, and other alternatives available to the Company, taking into account the potential benefits that may be realized through the Company’s previously announced long-term strategic plan.

ABOUT KELLWOOD

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

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FINANCIAL CONTACT:

Samuel W. Duggan II, VP Investor Relations and Treasurer, 314.576.8580, or sam.duggan@kellwood.com

Gregory W. Kleffner, Chief Financial Officer, 314.576.3125, or greg.kleffner@kellwood.com

MEDIA CONTACT:

Donna B. Weaver, VP Corporate Communications, 212.329.8072, or donna.weaver@kellwood.com